Exhibit 99.1

Selected Financial Data

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the consolidated financial statements and notes thereto, which are included in Exhibits 99.2 and 99.3.

	Years Ended December 31,(1)
	2008	2007(2)	2006(3)(4)	2005	2004
	(In thousands, except per share data)

Consolidated Statement of Operations Data:
Revenue	$373,542	$319,493	$239,434	$154,560	$120,287
Cost of operations	135,138	114,000	98,692	63,077	45,123
Sales and marketing	106,080	91,035	73,344	49,026	44,976
General and administrative	56,635	59,326	50,060	27,937	20,461
Depreciation and amortization	27,921	26,785	17,154	10,113	5,094
Interest income	10,452	12,378	5,099	1,790	—
Impairment of auction rate securities	27,406	—	—	—	—
Restructuring	2,910	—	—	—	—

Income from continuing operations before income tax provision (benefit)	27,904	40,725	5,283	6,197	4,633
Income tax provision (benefit)	2,211	(17,644)	3,571	1,367	970

Income from continuing operations	25,693	58,369	1,712	4,830	3,663
Income from discontinued operations, net of tax	1,009	7,515	824	1,735	1,754

Net income	$26,702	$65,884	$2,536	$6,565	$5,417

Basic income per common share:
Income from continuing operations	$0.45	$1.02	$0.03	$0.10	$0.08
Income from discontinued operations	0.01	0.13	0.02	0.03	0.03

Net income	$0.46	$1.15	$0.05	$0.13	$0.11

Diluted income per common share:
Income from continuing operations	$0.44	$0.98	$0.03	$0.10	$0.08
Income from discontinued operations	0.01	0.12	0.01	0.03	0.03

Net income	$0.45	$1.10	$0.04	$0.13	$0.11

Weighted-average shares outstanding used in computing net income per common share:
Basic	57,717	57,184	56,145	50,132	48,100

Diluted	58,925	59,743	58,075	50,532	48,100

	As of December 31,(1)
	2008	2007(2)	2006(3)	2005	2004
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents and investments	$325,222	$294,653	$54,150	$153,777	$3,456
Working capital (excluding assets and liabilities of discontinued operations)	186,571	290,614	184,966	152,337	9,011
Total assets	755,932	720,173	619,965	376,889	146,496
Other long-term liabilities	8,334	9,210	7,912	7,010	—
Stockholders’ equity	633,718	606,755	496,109	295,955	98,560

(1)	In March 2009, our Board of Directors decided to divest the Little Blue Book print directory business. Accordingly, this selected consolidated financial data has been reclassified to reflect the historical results of the Little Blue Book print directory business as discontinued operations for all periods presented.

(2)	As of December 31, 2007, we completed the sale of our medical reference publications business. Accordingly, this selected consolidated financial data has been reclassified to reflect historical results of our medical reference publications business as discontinued operations for this and all prior periods presented.

(3)	During 2006, we acquired Subimo LLC on December 15, 2006, Medsite Inc. on September 11, 2006, Summex Corporation on June 13, 2006 and eMedicine.com Inc. on January 17, 2006. The results of operations of these acquired companies have been included in our financial statements from the respective acquisition dates.

(4)	On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 “(Revised 2004): Share-Based Payment” that resulted in additional non-cash stock-based compensation expense beginning in 2006. See Results of Operations within Management’s Discussion and Analysis of Financial Condition and Results of Operations, which is included in Exhibit 99.2.

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